As filed with the Securities and Exchange Commission on July 22, 2019

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
AgroFresh Solutions, Inc.
(Exact name of registrant as specified in its charter)
__________________

Delaware    46-4007249

(State or other jurisdiction of incorporation or organization)    (IRS Employer Identification No.)

One Washington Square, 510-530 Walnut Street, Suite 1350, Philadelphia, PA    19106

(Address of Principal Executive Offices)    (Zip Code)
AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan
AgroFresh Solutions, Inc. 2019 Employee Stock Purchase Plan

(Full title of the plan)
Thomas Ermi
One Washington Square
510-530 Walnut Street, Suite 1350
Philadelphia, PA 19106

(Name and address of agent for service)
(267) 317-9139

(Telephone number, including area code, of agent for service)
Copies to:

Jason T. Simon, Esq.
Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1000
McLean, VA 22102
(703) 749-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value (1)	4,900,000 (2)	$1.62 (3)	$7,938,000 (3)	$963

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of the registrant which become issuable under the AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan, as amended (the “2015 Equity Plan”) and the AgroFresh Solutions, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration by the registrant and which results in an increase in the number of its outstanding shares of Common Stock.

(2)
Represents (i) 4,400,000 shares issuable upon the exercise of incentive stock options, non-qualified stock options, stock grants and other stock-based awards granted or to be granted under the 2015 Equity Plan and (ii) 500,000 shares issuable under the ESPP.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low price of a share of the Registrant’s Common Stock as reported by the Nasdaq Global Market on July 18, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the 2015 Equity Plan and/or the ESPP, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Commission allows AgroFresh Solutions, Inc. (the “Company”) to “incorporate by reference” the information the Company files with it, which means that the Company can disclose important information to you by referring you to those documents. The Company has previously filed the following documents with the Commission and is incorporating them by reference into this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 11, 2019;

•	The Registrant’s Quarterly Report on form 10-Q for the fiscal quarter ended March 31, 2019, filed with the Commission on May 7, 2019;

•	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 1, 2019, March 11, 2019, May 7, 2019, and June 10, 2019.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (“DGCL”) provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may, and in certain cases must, be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement, and reasonable expenses (including attorneys fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the Company’s best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful.
The Company’s second amended and restated certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the second amended and restated certificate of incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Company’s by-laws provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.
The Company has entered into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in its second amended and restated certificate of incorporation and bylaws. The Company maintains directors’ and officers’ liability insurance for its directors and officers.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8.     Exhibits.

Exhibit No.	Description of Document
4.1	Second Amended and Restated Certificate of Incorporation (1)
4.2	Amended and Restated Bylaws (2)
4.3	AgroFresh Solutions, Inc. 2015 Incentive Compensation Plan (3)
4.4	First Amendment to 2015 Incentive Compensation Plan (4)
4.5	Second Amendment to the 2015 Incentive Compensation Plan (5)
4.6	AgroFresh Solutions, Inc. 2019 Employee Stock Purchase Plan (6)
5.1	Legal Opinion of Greenberg Traurig, LLP
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
23.2	Consent of Deloitte & Touche LLP
24.1	Power of Attorney (included on signature page of this Registration Statement)

(1)	Incorporated by reference to an exhibit to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on August 6, 2015.

(2)	Incorporated by reference to Annex A to the Company’s definitive proxy statement (File No. 001-36197) filed with the Securities and Exchange Commission on July 16, 2015.

(3)	Incorporated by reference to Annex C to the Company’s definitive proxy statement filed by the Company on July 16, 2015.

(4)	Incorporated by reference to an exhibit to the Current Report on form 8-K filed by the Company on June 7, 2017.

(5)	Incorporated by reference to Appendix A to the Company’s definitive proxy statement filed by the Company on April 15, 2019.

(6)	Incorporated by reference to Appendix B to the Company’s definitive proxy statement filed by the Company on April 15, 2019.

Item 9.    Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post‑effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post‑effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement and the information required to be included in a post‑effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post‑effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 22nd day of July, 2019.

AGROFRESH SOLUTIONS, INC. By: /s/ Thomas Ermi
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Jordi Ferre and Thomas Ermi, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments and documents related thereto, and to file the same and any and all exhibits, financial statements and schedules related thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all things that said attorneys-in-fact and agents, or any of them or his or their substitute or substitutes, may lawfully do and seek to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jordi Ferre	Chief Executive Officer and Director	July 22, 2019
Jordi Ferre

/s/ Graham Miao	Chief Financial Officer	July 22, 2019
Graham Miao

/s/ Robert J. Campbell	Director	July 22, 2019
Robert J. Campbell

/s/ Denise L. Devine	Director	July 22, 2019
Denise L. Devine

/s/ Nance K. Dicciani	Director	July 22, 2019
Nance K. Dicciani

/s/ Gregory M. Freiwald	Director	July 22, 2019
Gregory M. Freiwald

/s/ Torsten Kraef	Director	July 22, 2019
Torsten Kraef

/s/ George Lobisser	Director	July 22, 2019
George Lobisser

/s/ Macauley Whiting, Jr.	Director	July 22, 2019
Macauley Whiting, Jr.